Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cerner Corporation:
We hereby consent to the use of our report, dated June 29, 2009, relating to the Statement of Net Assets Available for Benefits of the Cerner Corporation Foundations Retirement Plan as of December 31, 2008 in the filing of the December 31, 2009 annual report on Form 11-K of Cerner Corporation for the years ended December 31, 2008 and 2009.
/s/ Weaver & Martin LLC
Weaver & Martin LLC
Kansas City, Missouri
June 28, 2010